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                                                                   EXHIBIT 10.22

     THIS LICENSE AGREEMENT (the "Agreement") effective the 1st day of February, 1997 (the "Effective Date"), is made by and between RONALD J. BILLING,
Ph.D., an individual residing at 682 Ora Avo Drive, Vista, CA 92084 ("Licensor") and ABGENIX, INC., a California corporation doing business at 7601 Dumbarton Circle, Fremont, CA 94555 ("Licensee").

                                    RECITALS

     WHEREAS, Licensor has entered into a Research Evaluation and Option Agreement with Cell Genesys, Inc. dated June 10, 1996 (the "Research Evaluation and Option Agreement");

     WHEREAS, Cell Genesys, Inc. has assigned the Research Evaluation and Option Agreement to Licensee, a subsidiary of Cell Genesys, Inc.; and

     WHEREAS, Licensor desires to grant to Licensee and Licensee desires to acquire from Licensor an exclusive worldwide license under the Patent Rights to commercialize CBL-1 antibody products, on the terms and conditions herein;

     NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings, hereinafter set forth, it is agreed by and between the parties as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the terms set forth in this Article shall have the meanings set forth below.

     1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with Licensee. An entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors, or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority.

     1.2  "Annual License Maintenance Fee" shall have the meaning set forth in
Article 3 hereof.

     1.3 "Initial License Fee" shall have the meaning set forth in Article 3 hereof.

     1.4  "Intellectual Property" shall have the meaning set forth in Section
9.5.

     1.5  "Licensed Field" shall mean all human medical uses.

     1.6 "Materials" shall mean samples of (i) the original hybridoma cells deposited with the ATCC and having the accession number HB8214 and (ii)
samples of murine CBL-1 ascites produced by Licensor.
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     1.7  "NET SALES" shall mean the gross sales price charged by Licensee or its Affiliates and Sublicensees for sales of Product to non-Affiliate customers, [***] with respect to such sales.

     1.8 "PATENT RIGHTS" shall mean (i) United States Patent Number 5,330,896 and its priority US applications; (ii) any continuations, continuations-in-part, divisionals, reexamination certificates, reissues or extensions of (i) above; (iii) any foreign counterparts of any of (i) or (ii) above including but not limited to: (a) European Patent Number EP0311438B1 and
(b) Japanese Patent Registration Number 1864269.

     1.9 "PRODUCT" shall mean the CBL-1 antibody, together with any analogues, derivations, modifications, humanized or human versions, or parts thereof, each to the extent that making, using or selling the above would infringe the Patent Rights.

     1.10 "SUBLICENSEE" shall mean a third party that is not an Affiliate to whom Licensee has granted a sublicense under the Patent Rights and Materials to make, use and/or sell Product to the extent of the rights of Licensee therein. "Sublicensee" shall also include a third party to whom License has granted the right to distribute Product under the Patent Rights to the extent of the rights of Licensee therein, provided that such third party is responsible for the marketing and promotion of Product within the applicable country.

     1.11  "TERRITORY" shall mean all the countries of the world.

2.   LICENSE GRANT

     Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license, under the Patent Rights and Materials, to make, have made, use and sell Product in the Field in the Territory. Such license shall be exclusive even as to Licensor, and shall include the exclusive right to grant and authorize sublicenses for exploitation worldwide.

3.   LICENSE FEES

     Licensee shall pay to Licensor an initial license fee of Fifty Thousand Dollars ($50,000) (the "Initial License Fee") within 30 days of the Effective Date. In addition, Licensee shall pay to Licensor an annual license maintenance fee of Fifty Thousand Dollars ($50,000) (the "Annual License Maintenance Fee") on each anniversary of the Effective Date.


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      with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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4.   ROYALTIES; THIRD-PARTY ROYALTIES

     4.1 ROYALTY RATES. In consideration for the license and rights granted herein, Licensee agrees to pay to Licensor royalties of [***] of Product by it and its Affiliates and, subject to Section 11, their Sublicensees; provided, however, that beginning with the first calendar quarter following commercialization of Product, Licensee shall in no event pay Licensor annual royalties of [***].

     4.2 SINGLE ROYALTY; NON-ROYALTY SALES. Only one royalty shall be payable with respect to any Product, regardless of how many claims or patents within the Patent Rights cover such Product. In addition, no royalty shall be payable under this Article 4 with respect to sales of Product among Licensee and its Affiliates and/or Sublicensees or for use in research and/or development or clinical trials.

     4.3 TERMINATION OF ROYALTIES. Royalties under Section 4.1 will be due until the later of (i) ten years from the first commercial sale of Product in any country or (ii) on a country-by-country basis, the expiration of the last-to-expire patent within the Patent Rights covering the Product in such country.

     4.4 THIRD-PARTY ROYALTIES. Licensee will be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties under licenses or similar agreements entered into by Licensee to all the manufacture, use or sale of Product.

5.   MILESTONE PAYMENT

     Licensee shall issue to Licensor 25,000 shares of common stock of Licensee upon the submission of a Product License Application ("PLA") for the first indication of Product.

6.   ACCOUNTING AND RECORDS

     6.1 ROYALTY REPORTS AND PAYMENTS. After the first commercial sale of Product on which royalties are required, Licensee agrees to make quarterly written reports to Licensor within 60 days after the end of each calendar quarter, stating in each such report the number, description, and aggregate Net Sales of Product sold during the calendar quarter upon which a royalty is payable under Article 4 above. Concurrently with the making of such reports, Licensee shall pay to Licensor royalties at the applicable rate specified in
Section 4.1 above. All payments to Licensor hereunder shall be made in U.S. Dollars to a bank account designated by Licensor.

     6.2 RECORDS, INSPECTION. Licensee shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable to Licensor under this


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      with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Agreement. Such books and records shall be kept for at least three years following the end of the calendar quarter to which they pertain. Licensee shall require each of its Sublicensees to maintain similar books and records.

     6.3 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

     6.4 Late Payments. Any payments due from Licensee that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Bank of America in San Francisco, California on the date such payment is due, plus an additional two percent, calculated on the number of days such payment is delinquent. This Section 6.4 shall in no way limit any other remedies available to any party.

7.   MATERIALS; CONSULTING

     7.1 Materials. Licensee acknowledges that Licensor has already provided to Licensee samples of the Materials. Title to the Materials shall remain with Licensor. Upon any termination of the Agreement pursuant to Section 14.3, Licensee shall return Materials to Licensor.

     7.2 Consulting. Licensor shall provide services as a consultant to Licensee with respect to Product from time to time as reasonably requested by Licensee until the commercialization of Product for the first indication, such services not to exceed more than one day per calendar month. Licensor hereby covenants and agrees that, during such time as he is providing consulting services to Licensee pursuant to this Section 7.2, Licensor shall not perform consulting services to any third party with respect to Product, without the Licensee's prior written consent. In consideration for the services to be provided pursuant to this Section 7.2, Licensee shall grant Licensor an option to purchase 10,000 shares of common stock of Licensee under the Abgenix, Inc. 1996 Incentive Stock Plan.

     7.3 Research and Development Funding. Licensee shall provide research and development funding to the CV Cancer Center until the commercialization of Product for the first indication as follows: Twenty-Five Thousand Dollars ($25,000) shall be paid to the CV Center within 30 days of the Effective Date and Five Thousand Dollars ($5,000) per month shall be paid to CV Cancer Center quarterly in advance. The monthly research and development payments shall be subject to adjustment annually by a percentage equal to the percentage increase in the U.S. Consumer Price Index as published by the U.S. Bureau of Labor Statistics.


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8.   DEVELOPMENT OF PRODUCT, DUE DILIGENCE

     8.1 Funding and Conduct. Licensee shall independently furnish and be responsible for funding and conducting all of its preclinical and clinical research and development of Product, at its own expense.

     8.2 IND Filing. Licensor shall allow Licensee to access Licensor's IND relating to murine CBL-1 by providing Licensee with a letter of access to such IND, at the request and at the discretion of Licensee. Licensor shall execute and deliver such other documents as may be reasonably requested by Licensee to access such IND.

     8.3 Due Diligence. Licensee agrees to use commercially reasonable efforts consistent with prudent business judgment to commercialize Product. Licensee agrees to commit not less than One Million Dollars ($1,000,000) per year to the development of Product until Product obtains regulatory approval in any one country of the world. Licensee shall keep Licensor reasonably informed as to the status of such commercialization efforts.

9.   PATENTS, INTELLECTUAL PROPERTY

     9.1 Patent Prosecution. Licensee shall have responsibility for preparing, filing, prosecuting and maintaining patents and patent applications worldwide relating to the Patent Rights and conducting any interferences, reexaminations, or requesting reissues or patent term extensions with respect to the Patent Rights. Licensee shall keep Licensor reasonably informed as to the status of such patent matters and shall provide Licensor copies of any documents received by Licensee from such patent offices including notice of all interferences, reexaminations, oppositions or requests for patent term extensions. Licensor shall cooperate with and assist Licensee in connection with such activities, at Licensee's request and expense.

     9.2 Patent Enforcement. In the event that any Patent Rights necessary for the practice of the license granted herein are infringed or misappropriated by a third party or are subject to a declaratory judgment action arising from such infringement. Licensee shall have the exclusive right to enforce or defend any declaratory judgment action, at its expense, involving any Patent Rights. In such event, Licensee shall keep Licensor reasonably informed of the progress of any such claim, suit or proceeding. Any recovery received by Licensee as a result of any such claim, suit or proceeding shall be retained by Licensee.

     9.3 Infringement Claims. If the production, sale or use of Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Licensee, Licensee shall have the exclusive right to defend and control the


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      with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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defense of any such claim, suit or proceeding, at its own expense, using counsel of its choice. Licensee shall keep Licensor reasonably informed of all material developments in connection with any such claim, suit or proceeding as it relates to the Patent Rights. Subject to the limitation set forth below, the costs of any damages and expenses (including attorneys' and professional fees) shall be divided [***]. Licensee shall deduct Licensor's share of such costs from any amounts due, or which may become due, to Licensor pursuant to this Agreement; provided, however, that in no event shall such deductions [***] of any such amounts and Licensor shall not be liable for any costs in excess of such deductible amounts.

     9.4 Patent Marking. Licensee agrees to mark and have its Affiliates and Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

     9.5 Intellectual Property Rights. Licensee may disclose to Licensor inventions, technology, improvements, discoveries, developments, original works of authorship, trade secrets or intellectual property, conceived, developed or reduced to practice by employee of Licensee ("Intellectual Property"). Intellectual Property shall be treated as confidential information subject to the provisions of Article 10. Title to any Intellectual Property, including patent applications, divisionals, continuations, continuations-in-part, patents or reissues and re-examinations thereon shall be owned by Licensee.

10.  CONFIDENTIALITY

     10.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by another party hereto pursuant to this Agreement except to the extent that it can be established by the receiving party by competent proof that such information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or


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      with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        (d) was subsequently lawfully disclosed to the receiving party by a person other than a party or developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

     10.2 Permitted Disclosures. Notwithstanding Sections 10.1 above and 15.16 below, Licensee may disclose Licensor's information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, making a permitted sublicense or other exercise of its rights hereunder or conducting clinical trials.

11. SUBLICENSES

     Pursuant to Article 2 herein, Licensee shall have the right to grant and authorize sublicenses to third parties; provided, however, the Licensee shall remain responsible for any payments due Licensor for Net Sales of Product by any Sublicensee. In the event that Licensee receives a license fee from a Sublicensee at any time within [***] provided, however, that to the extent that such fee is creditable against future royalties on Net Sales of Product by the Sublicensee, Licensee shall not be required to pay Licensor royalties on such Net Sales of Product pursuant to Section 4.1 Except as set forth in this Section 11, Licensee may retain any amounts received from Sublicensees in excess of the amounts owed to Licensor pursuant to Article 4. Any sublicense granted by Licensee pursuant to this Agreement shall provide that the Sublicensee will be subject to the applicable terms of this Agreement.

12. INDEMNIFICATION

     Licensee agrees to indemnify and hold Licensor harmless from and against any losses, claims, damages, liabilities or actions suffered or incurred in connection with third party claims arising from any Product manufactured, used, sold or otherwise distributed by Licensee and its Affiliates or Sublicensees; provided, however, that Licensee shall not be required to provide indemnification to Licensor for any losses, claims, damages, liabilities or actions suffered or incurred in connection with third party claims resulting from the gross negligence, recklessness or intentional misconduct by Licensor or its agents. If Licensor intends to claim indemnification under this Article 12, it shall promptly notify Licensee in writing of any loss, claim, damage, liability or action in respect of which Licensor intends to clam such indemnification, and Licensee shall have the right to participate in or to assume the defense thereof with counsel of its choice; provided, however, that Licensor shall have the right to retain its own counsel, at its own expense. This indemnity agreement shall not apply to amounts

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paid in settlement of any losses, claims, damages, liabilities or actions if such settlement is effected without the consent of Licensee. The failure to deliver written notice to Licensee within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action shall relieve Licensee of any Liability that it may have to Licensor under this Article 12. Licensor shall cooperate fully with Licensee and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

13.  REPRESENTATIONS AND WARRANTIES

     13.1 Licensor. Licensor represents and warrants that:

          (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein;

          (ii) it has not previously granted and will not grant any rights inconsistent or in conflict with the rights and licenses granted to Licensee herein;

          (iii) there are no existing or threatened actions, suits or claims pending against Licensor with respect to the Patent Rights or Materials or the right of Licensor to enter into and perform its obligations under this Agreement;

          (iv) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Patent Rights or Materials, or any portion thereof, with respect to the Product, or its manufacture or use.

     13.2  Licensee: Licensee represents and warrants that:

          (i) it has the full right and authority to enter into this Agreement; and

          (ii) it has not entered and during the term of this Agreement will not enter any other agreement inconsistent or in conflict with this Agreement.

     13.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

14.  TERM AND TERMINATION

     14.1 Effectiveness. This Agreement shall become effective as of the Effective Date and the license rights granted by Licensor under Article 2 above shall be in full force and effect as of such date.

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     14.2 Term. Unless earlier terminated pursuant to the other provisions of this Article 14, this Agreement shall continue in full force and effect until the expiration of the last to expire patent within the Patent Rights claiming Product. The licenses granted under Article 2 shall survive the expiration (but not an earlier termination) of this Agreement; provided that such license shall in such event become nonexclusive.

     14.3 Termination for Breach. Either party to this Agreement may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such shall have continued for sixty days after written notice thereof was provided to the breaching party by the nonbreaching party that terminates the Agreement as to such party. Any termination shall become effective at the end of such sixty day period unless the breaching party has cured any such breach or default prior to the expiration of the sixty day period. However, if the party alleged to be in breach of this Agreement disputes such breach within such sixty day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined by an arbitration proceeding in accordance with Section 15.12 below that this Agreement was materially breached, and the breaching party fails to cure such breach within 30 days following the final decision of the arbitrators or such other time as directed by the arbitrators.

     14.4 Other Termination Rights. Licensee may terminate this Agreement and the license granted herein, in its entirety or as to any particular patent within the Patent Rights in a particular country, at any time, by providing Licensor ninety-days written notice. In the event of termination as to a particular country, the subject patent in such country shall cease to be within the Patent Rights for all purposes of this Agreement.

     14.5 Effect of Termination.

          14.5.1 Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party or which is attributable to a period prior to such termination.

          14.5.2 In the event this Agreement is terminated for any reason, Licensee and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand. Upon termination of this Agreement by Licensor for any reason, any sublicense granted by Licensee hereunder shall survive, provided that upon request by Licensor, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

          14.5.3 Section 9.5 and Articles 10, 12, 13, 14, and 15 shall survive the expiration and any termination of this Agreement for any reason.

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15.  MISCELLANEOUS

     15.1 Governing Laws. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

     15.2 Waiver. It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     15.3 Assignment. This Agreement and the license granted hereunder may not be assigned by Licensee to any third party without the written consent of Licensor, and Licensor may not assign this Agreement to a third party without the consent of Licensee; except Licensee may assign this Agreement without such consent to (a) an Affiliate or (b) an entity that acquires substantially all of the stock or assets of the Licensee's business to which this Agreement relates. The terms and conditions of this Agreement shall be binding on and inure to the benefit of such permitted successors and assigns.

     15.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be employees, agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     15.5 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

     15.6 No Implied Obligations. Nothing in this Agreement shall be deemed to require Licensee to exploit the Patent Rights nor to prevent Licensee from commercializing products similar to or competitive with any Product, in addition to or in lieu of such Product.

     15.7 Notices. Any notice required or permitted to be given to the parties hereto shall be given in writing and shall be deemed to have been properly given if delivered in person or when received if mailed by first class certified mail to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

               Licensor:      Ronald J. Billing, Ph.D.
                              682 Ora Avo Drive
                              Vista, CA 92084

     Licensee:                Abgenix, Inc.
                              7601 Dumbarton Circle
                              Fremont, CA  94555
                              Attn:  President


     15.8 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Licensor and Licensee are subject to prior compliance with United States export regulations and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. Licensee shall use efforts consistent with prudent business judgment to obtain such approvals. Licensor shall cooperate with Licensee and shall provide assistance to Licensee as reasonably necessary to obtain any required approvals.

     15.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the parties shall discuss in good faith appropriate revised arrangements.

     15.10 Force Majeure. Nonperformance of any party (except for payment obligations) shall be executed to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform, is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party.

     15.11 No Consequential Damages. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER.

     15.12 Dispute Resolution; Arbitration. The parties will attempt to resolve any dispute under this Agreement by mutual agreement, and, if required, there shall be a face-to-face meeting between a senior executive of Licensee and the Licensor. Any dispute under this Agreement which is not settled after such meeting, shall be finally settled by binding arbitration, conducted in accordance with the Rules of Arbitration of the American Arbitration Association by three arbitrators appointed in accordance with said rules. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Otherwise, except as set forth in the next sentence, each party shall bear its own costs and attorneys' and witness' fees. The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys' fees. The arbitration shall be held in San Francisco, California. A disputed performance or suspended performance pending the resolution of the arbitration must be completed within thirty days following



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the final decision of the arbitrators. Any arbitration shall be completed within six months from the filing of notice of a request for such arbitration.

     15.13 COMPLETE AGREEMENT. It is understood and agreed between Licensor and Licensee that this Agreement, together with the Research Evaluation and Option Agreement, constitute the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Licensor and Licensee.

     15.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

     15.15 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     15.16 NONDISCLOSURE. Except as provided in Article 10, each of the parties hereto agrees not to disclose to any third party the terms of this Agreement without the prior written consent of each other party hereto, except to advisors, investors, potential investors, sublicensees, potential sublicensees and others on a need to know basis, or to the extent required by law.

     15.17 ATTORNEY. Licensor and Licensee hereby acknowledge that each has had the opportunity to consult with an attorney of their choice and that each has entered into this Agreement upon their own free will and with due consideration for all the terms and provisions herein.



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     IN WITNESS WHEREOF, the parties have executed this Agreement, their respective officers hereunto duly authorized, as of the day and year first above written.



RONALD J. BILLING                        ABEGNIX, INC.
(Licensor)                               (Licensee)


[SIG]                                    /s/ R. SCOTT GREER
-----------------------------------      -----------------------------------
Social Security Number                   R. Scott Greer
###-##-####                              President and Chief Executive
                                         Officer


AGREED TO:
ANGELA BILLING


[SIG]
-----------------------------------
Social Security Number
###-##-####